UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 5, 2013

SOUTHERN USA RESOURCES INC.
(Exact name of registrant as specified in its charter)

Delaware	000-54705	20-8901634
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

765 Mountain View Rd Ashland, AL 36251
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (256) 403-6697

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 7.01     Regulation FD Disclosure.

Southern USA Resources Inc., a Delaware corporation (the “Company”), has encountered difficulties in its gold production process. Specifically, based on measurement of gold bearing ore going into and coming out of its production equipment, gold that is present is not being captured in the process in sufficient quantity.  The Company has therefore decided to temporarily cease its production activities until it can make the necessary adjustments to its processes and equipment, and/or add additional equipment, which it believes will allow it to produce commercially viable quantities of gold.  The Company is interviewing mining industry professionals to assist it in revising its plan for gold recovery.

As a result of the cessation of production activities, the Company has temporarily laid off five production workers and its only remaining employees are its CEO, Charles Merchant, and Director of Operations, Roger W. Szelmeczka.

As a result of the foregoing developments, any revenue forecasts can no longer be relied upon.

Item 8.01.    Other Events.

The Company has been made aware of certain promotion materials that were distributed by Rising Stock Advisor which make various statements about the Company, its operations, valuation and stock. The Company had no role in preparing such materials, did not pay for them and was unaware that these materials had been prepared.  The Company has obtained a copy of these materials on the internet and based on its review, these materials should not be relied upon.

The Company and its board of directors continue to believe in its business and that there is commercially recoverable gold on its property.  The Company plans to continue its efforts to improve its production processes with the goal of commercial gold production.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHERN USA RESOURCES INC.

By:	/s/ Charles H. Merchant, Sr.
Charles H. Merchant, Sr.
President and Chief Executive Officer

Date:  March 5, 2013